As filed with the Securities and Exchange Commission on May 31, 2013	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nordson Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0590250
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

28601 Clemens Road, Westlake, Ohio, 44145

(Address of Principal Executive Offices, Including Zip Code)

Nordson Corporation 2012 Stock Incentive and Award Plan

(Full Title of the Plans)

Robert E. Veillette, Esq.

Vice President, General Counsel and Secretary

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

                                             (440) 892-1580

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares, without par value	2,900,000	$72.53	$210,337,000	$28,690

(1)	This registration statement on Form S-8 (this “Registration Statement”) is being filed to register 2,900,000 Common Shares, without par value (“Common Shares”), to be offered pursuant to the Nordson Corporation 2012 Stock Incentive and Award Plan (the “Plan”). This Registration Statement shall also cover any additional Common Shares that may become issuable under the Plan by reason of any stock dividend, stock split, reorganization, merger, consolidation or reorganization of or by Nordson Corporation (the “Registrant”) that results in an increase in the number of the Registrant’s outstanding Common Shares or Common Shares issuable pursuant to the Plan.
(2)	Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee. The fee with respect to the Common Shares registered on this Registration Statement is based on the average of the high and low sale prices on May 23, 2013 of the Common Shares as reported on the NASDAQ Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants of the Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by reference. All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended October 31, 2012;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2013;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 4, 2013 and May 16, 2013; and

(d)	The description of the Common Shares, without par value, of the Registrant set forth in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Article V of the Registrant’s Regulations provides that the Registrant will, to the full extent authorized or permitted by the Ohio General Corporation Law, indemnify any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he is or was a director, officer, or employee of the Registrant.

Ohio Revised Code Section 1701.13 permits indemnification of any present or former director or officer of the Registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by reason of the fact that such person was a director or officer, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the Registrant, such Ohio Revised Code section permits indemnification of such persons against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the settlement or defense of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Registrant, subject to certain exceptions, including an exception for a matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Registrant, unless the court in which such action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Registrant maintains liability insurance for all of its directors and officers (“D&O insurance”). This D&O insurance also insures the Registrant against amounts payable to indemnify directors and officers, subject to policy limits and retention amounts. The Registrant also has entered into Indemnity Agreements with each of its directors and officers (the full text of the form of which has been filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007) that (a) provide directors and officers with the indemnification to which they are now entitled notwithstanding any repeal or amendment of Article V of the Registrant’s Regulations; (b) obligate the Registrant to use its best efforts to maintain D&O insurance no less favorable than its current D&O insurance; (c) assure the directors and officers of indemnification directly from the Registrant that would be essentially coextensive with that provided by the Registrant’s current D&O insurance, should that insurance become unavailable or less comprehensive in the future; and (d) provide further assurance to the directors and officers that their expenses will be reimbursed as they are incurred.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Ohio, on the 31st day of May, 2013.

NORDSON CORPORATION

By:	/s/ Robert E. Veillette
Robert E. Veillette Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 2013.

	Name	Title

	/s/ Michael F. Hilton* Michael F. Hilton	Director, President and Chief Executive Officer (principal executive officer)

	/s/ Gregory A. Thaxton* Gregory A. Thaxton	Senior Vice President, Chief Financial Officer (principal financial officer) (principal accounting officer)

	/s/ Lee C. Banks* Lee C. Banks	Director

	/s/ Randolph W. Carson* Randolph W. Carson	Director

	/s/ Arthur L. George, Jr.* Arthur L. George, Jr.	Director

	/s/ Frank M. Jaehnert* Frank M. Jaehnert	Director

	/s/ Joseph P. Keithley* Joseph P. Keithley	Chairman of the Board

	/s/ Michael J. Merriman, Jr.* Michael J. Merriman, Jr.	Director

	/s/ Mary G. Puma* Mary G. Puma	Director

	/s/ Victor L. Richey, Jr.* Victor L. Richey, Jr.	Director

*By:	/s/ Robert E. Veillette Robert E. Veillette Attorney-In-Fact

May 31, 2013

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	1989 Amended Articles of Incorporation (incorporated herein by reference to Exhibit 3-a to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2011).

4.2	Certificate of Amendment to 1989 Amended Articles of Incorporation (incorporated herein by reference to Exhibit 3-a-1 to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2011).

4.3	1998 Amended Regulations (incorporated herein by reference to Exhibit 3-b to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2010).

4.4	Nordson Corporation 2012 Stock Incentive and Award Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 4, 2013).

5.1	Opinion of Thompson Hine LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Thompson Hine LLP, Counsel to the Registrant, is contained in its opinion filed as Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney.